EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Distribution Solutions Group, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of the said reports in the Registration Statements of Distribution Solutions Group, Inc. on Forms S-3 (File No. 333-231671 and 333-270678) and Forms S-8 (File Nos. 333-199243 and 333-231672).

/s/ GRANT THORNTON LLP

Los Angeles, California
March 7, 2024